Exhibit 10.1

March 24, 2022

Judy Hong

RE:	Employment Agreement

Dear Judy:

Canopy Growth USA, LLC, (the “Company”) a wholly owned subsidiary of Canopy Growth Corp. (“Canopy”), appreciates your prior efforts as Interim Chief Financial Officer, and is pleased to now make an offer to you of full-time employment as Chief Financial Officer pursuant to the terms and conditions contained within this employment agreement (the “Agreement”). This Agreement replaces your prior employment agreement with the Company in its entirety.

1.	Duties and Responsibilities

As Chief Financial Officer, you will continue to report to and comply with the directions of the Company’s Chief Executive Officer. You agree to perform the duties of your position diligently and to the best of your ability. We may need to make reasonable changes to these duties as necessary, to achieve our organizational objectives and you agree to accept those changes provided that reasonable notice of those changes is provided to you in advance.

2.	Effective Date

You will begin your full-time position on April 1, 2022, or such other date that may be mutually agreed between you and the Company.

3.	Location of Work

You will be working primarily at a USA location in New York. You may be required, on one or more occasions, to travel to other Company facilities located throughout Canada and the United States.

4.	Employment Status

Your position is considered an exempt position for purposes of federal wage-hour law. You agree to work such hours as your duties may require, and you acknowledge and understand that you are not eligible for over-time pay.

5.	Working Conditions

As an employee of the Company, you may be exposed to noise, machinery, and chemicals and by your execution of this Agreement you confirm that you voluntarily accept those working conditions.

6.	Policies

It will be a condition of your employment with the Company that you adhere in all material respects to all Company rules and policies. The Company reserves the right to revise, revoke, or introduce new rules and policies, as the Company may deem necessary from time to time, and you will also be required to abide by any changes in the rules and policies, once they come into effect.

7.	Compensation and Benefits

You will be paid a Base Salary of Three Hundred and Ninety-Five Thousand Dollars ($395,000.00 USD), prorated throughout the year subject to statutory withholdings and benefits deductions. The Company will review such salary on an annual basis.

In addition to your Base Salary, you are eligible for a short-term annual incentive performance bonus of 75% of your Base Salary (the “Target Award”) payable in US dollars, with a payout range of 0-2x the Target Award based on the achievement of certain mutually developed financial/operational/strategic and individual performance objectives (“STI”). The performance period will be tied to the fiscal year. For clarity, the Target Award will be determined using Base Salary earned during the performance period, including any retroactive salary adjustments during the same performance period.

You will be entitled to apply for the health and insurance benefits, if any, offered to all eligible similarly situated employees, in accordance with applicable Company policy and the applicable plan. The terms and carrier of the Company’s health and insurance benefits are subject to change from time to time, at the Company’s sole discretion.

You will be eligible to participate in Canopy Growth’s Omnibus Incentive Plan, as approved by the Board and as amended from time to time (the “Incentive Plan”).

Not less than once every fiscal year, you will be eligible to receive a long-term incentive (“LTI”) award of 300% your Base Salary, which utilizes the Fair Market Value share price (as defined in the Incentive Plan) (“FMV price”) on the grant date. The award may be composed of one or more of the following: stock options (“Options”), restricted stock units (“RSUs”), performance share units (“PSUs”), and/or other form of equity authorized by the Incentive Plan to be awarded. The ratio of the various forms of equity (meaning the percentage of the award provided as, for example, Options versus RSUs) shall be in the complete discretion of the Board and may vary from award to award.

All such awards shall vest in accordance with the terms of the Incentive Plan unless modified by either (x) the terms of this Agreement; or (y) the terms of the individual award.

8.	Stock Ownership Guidelines

You agree to adhere to and abide by the Company’s Share Ownership Policy, as the same may be approved and amended on one or more occasions by the Board of Directors or any committee to which the Board may delegate authority for such policy.

9.	Vacation Entitlement

You are entitled to five (5) weeks’ paid vacation time. You will accrue, and may use, vacation in accordance with applicable Company policy. Vacation time is to be scheduled with the approval of your supervisor or manager and is subject to business requirements.

Unused vacation time may be carried-over from year-to-year; provided, however, that once you reach your maximum accrual in accordance with Company policies, you no longer will accrue additional vacation time until you use accrued time.

10.	End of Employment

Although it is difficult to contemplate ending our relationship when it is just beginning, it is mutually beneficial to determine our respective obligations ahead of time.

Your employment is “at will.” This means your employment may be terminated by either you or the Company at any time and for any or no reason. For the avoidance of doubt, the “at will” nature of your employment will apply throughout your employment with the Company regardless of any changes in your salary, benefits, and position title or job responsibilities.

Notwithstanding the foregoing, the Company requests that you provide not less than two (2) weeks’ written notice in the event you choose to resign your employment so that the Company may appropriately transition your duties and responsibilities.

(i)	Termination by the Company Without Cause

If the Company elects to terminate your employment without cause, then, provided that you sign and return to the Company a full and final employment separation, release and waiver of liability:

(a)

The Company will provide you with a lump sum payment equal to eighteen (18) months’ Base Salary. Such lump sum shall be payable no later than 2 1⁄2 months following the end of the calendar year in which the termination occurs.

(b)

The Company will provide you with a lump sum payment equal to 150% of the average actual annual amounts paid as STI during the prior two years. Such lump sum shall be payable no later than 2 1⁄2 months following the end of the calendar year in which the termination occurs.

(c)	Any outstanding PSUs will vest at actual performance levels, for all years already certified by the Board of Directors or any responsible committee thereof.

(d)

In addition, if you elect continuation coverage under the Company’s medical plan pursuant to COBRA, the Company shall reimburse you for a portion of your COBRA premium payments (provided such reimbursement does not result in any taxes or penalties for the Company) in an amount equal to the difference between (A) the amount the Company paid as a monthly premium for your participation in such plan immediately prior to the termination of employment and (B) the amount you were required to pay as a monthly premium for participation in such plan immediately prior to such termination until the earlier of (x) your eligibility for any such coverage under another employer’s or any other medical plan or (y) the date that is eighteen (18) months following the termination of your employment. The Company shall make any such reimbursement within thirty (30) days following receipt of evidence from your payment of the COBRA premium.

(ii)	Termination by the Company for Cause

The Company may also terminate this Agreement and your employment with cause, without further liability to you. Examples of cause to terminate your employment include, but shall not be limited to, the following:

•	a material breach of this Agreement;

•	unacceptable performance standards;

•	theft, dishonesty or falsifying records, including providing false information as part of your application for employment;

•	intentional destruction, improper use or abuse of Company property;

•	violence in the workplace;

•	obscene conduct at our premises, on our property, or during company-related functions at other locations;

•	harassment of your co-workers, supervisors, managers, customers, suppliers or other individuals associated with the Company;

•	insubordination or willful refusal to take directions;

•	intoxication or impairment in the workplace;

•	repeated, unwarranted lateness, absenteeism or failure to report for work;

•	personal conduct that prejudices the Company’s reputation, services or morale; or

•	any violation of Company rules and policies.

Failure by the Company to terminate employment based on the provisions of the preceding enumeration shall not constitute a precedent, condonation of the behaviour or be deemed a waiver of the Company’s right to exercise these provisions as cause for immediate dismissal at another time.

11.	Protection of Business Interests

Like most organizations, the Company must protect itself from unfair competition. Therefore, we have established the following restrictions to protect our valid and legitimate business interests. You understand these provisions and agree that they are reasonable in light of all of the circumstances, including the availability to you of employment in areas and fields that are not restricted by this Agreement.

(a) Confidentiality

You are therefore required to execute, as a part of this Agreement, a detailed Intellectual Property and Confidentiality Agreement, attached as Schedule “A”.

Notwithstanding the foregoing, or any contrary provision herein, pursuant to the Defend Trade Secrets Act of 2016, you and the Company acknowledge that you will not have criminal or civil liability to the Company under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and may use the trade secret information in the court proceeding, if you (X) file any document containing the trade secret under seal and (Y) do not disclose the trade secret, except pursuant to court order.

(b) Non-Solicitation

In recognition of the access you will have to our processes, employees and clients, you agree that during your employment and for a period of eighteen (18) months after it ends, you will not, either directly or indirectly, communicate with the Company’s employees or clients for the purpose of inducing them to end their relationship with the Company.

(c) Non-Competition

In light of the nature of your position and the close relationship you will have with our clients, it is important for us to limit interference with our business and those near and permanent client relationships. Therefore, during your employment and for eighteen (18) months thereafter you will not on your own behalf nor shall you work at, work for, be employed by, provide services to, engage with, or assist in any way, whether or not for remuneration, recognition, or reward any person, corporation, or organization, whether or not such organization is operated for profit, that sells or intends to sell cannabis, including hemp, and/or provides cannabis-related services or products, in any jurisdiction in which CGC or its subsidiaries has operations.

It is not our intention to unduly restrict your employment prospects. Accordingly, the Company may agree to waive this provision if we are able to establish appropriate safeguards to minimize the impact any proposed employment with a competitor will have on the Company’s business interests. Any such waiver must be in writing and signed by an authorized representative of the Company.

(d) Conflict of Interest

To enable you to meet the demands of your position, we require your full business time and attention. Accordingly, while you are employed with us, you must devote your full business time and attention to the business of the Company. You agree that you will not engage in any other business activity or employment during your employment for compensation or otherwise that would conflict or interfere either directly or indirectly with the performance of your duties to the Company, without the Company’s prior written approval. The Company agrees not to withhold such approval unreasonably.

You confirm that your employment with us does not violate any agreement or understanding to which you are currently bound including any existing non-competition, non-solicitation or confidentiality agreements. You further agree to indemnify and save harmless the Company against all losses, costs, damages, expenses, penalties, fines and other amounts for which it may be found liable at law with respect to your breach of any such agreement.

(e) Indemnification

You agree that you will indemnify the Company from and against any and all actions, suits, proceedings, liabilities, damages, losses, settlements, costs and expenses (including reasonable attorneys’ and experts’ fees, and court costs) arising from or related to any breach by you of any provision of this section, and/or the Company’s enforcement of its rights under this section of the Agreement.

(f) Survival of Covenants

The provisions of this section of the Agreement will survive the expiration or earlier termination of this agreement and are expressly intended to benefit and be enforceable by the Company.

12. Code Section 409A

(a) The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A of the US Internal Revenue Code of 1986, as amended (“Code”) and, accordingly, to the maximum extent permitted, this Agreement shall be construed and interpreted in accordance with such intent. Your termination of employment (or words to similar effect) shall not be deemed to have occurred for purposes of this Agreement unless such termination of employment constitutes a “separation from service” within the meaning of Code Section 409A and the regulations and other guidance promulgated thereunder.

(b) Notwithstanding any provision in this Agreement to the contrary, if you are deemed on the date of the Executive’s separation from service to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B) and using the identification methodology selected by the Company from time to time, or if none, the default methodology set forth in Code Section 409A, then with regard to any payment or the providing of any benefit that constitutes “non-qualified deferred compensation” pursuant to Code Section 409A and the regulations issued thereunder that is payable due to your separation from service, to the extent required to be delayed in compliance with Code Section 409A(a)(2)(B), such payment or benefit shall not be made or provided to you prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of your separation from service, and (ii) the date of your death (the “Delay Period”). On the first day of the seventh (7th) month following the date of your separation from service or, if earlier, on the date of your death, all payments delayed pursuant to this Section 12 shall be paid or reimbursed to you in a lump sum, and any remaining payments and benefits due to you under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c) To the extent any reimbursement of costs and expenses (including reimbursement of COBRA premiums pursuant to Section 10(i)(d) provided for under this Agreement constitutes taxable income to you for Federal income tax purposes, such reimbursements shall be made as soon as practicable after you provide proper documentation supporting reimbursement but in no event later than December 31 of the calendar year next following the calendar year in which the expenses to be reimbursed are incurred. With regard to any provision herein that provides for reimbursement of expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(d) If under this Agreement, any amount is to be paid in two (2) or more installments, each such installment shall be treated as a separate payment for purposes of Section 409A.

13.	General

This Agreement, including the Intellectual Property and Confidential Information Agreement, constitutes our entire employment agreement and supersedes any previous written or verbal agreements between us.

You and the Company agree that both have participated in the negotiation and drafting of this Agreement, assisted by such legal as desired. Any ambiguities with respect to any provision of this Agreement will be construed fairly as to all parties and not in favor of or against any party.

This Agreement will inure to the benefit of and bind you and the Company and its successors and assigns. Nothing in this Agreement, express or implied, may be construed to give any person other than you or the Company and its successor and assigns any right, remedy, claim, obligation or liability arising from or related to this Agreement.

This Agreement may be executed in multiple counterparts, each of which will constitute an original and all of which, when taken together, will constitute one and the same agreement.

This Agreement will continue to govern our employment relationship regardless of any changes to your employment including, but not limited to, changes to your position, location of employment, hours of work, compensation and benefits.

Any modifications to this Agreement must be in writing and signed by both of us. No waiver of a breach of any term of this Agreement is binding unless it is in writing and signed by the party waiving it. Unless otherwise specified, the waiver will be limited to the specific breach waived.

Notwithstanding any provision herein, the Company may transfer your employment to any subsidiary of Canopy or provide that your compensation shall be paid by any of Canopy’s subsidiaries (it being understood that Canopy is still finalizing its United States corporate structure).

In the event that any provision or part of this Agreement is deemed void or invalid by a court of competent jurisdiction, the remaining provisions or parts shall be and remain in full force and effect. It is the intent of you and the Company that if any provision or part of this Agreement is determined by a court of competent jurisdiction to be void or invalid as a result of being overly broad, that the provision be reformed so as to be valid and enforceable, matching the intent of the original provision as closely as possible.

You and the Company agree that any claim, controversy or dispute in connection with your employment or termination of employment shall be brought in a court of competent jurisdiction in New York. Notwithstanding the foregoing, this Agreement is governed by the laws of the State of New York, applicable to contracts to be executed and performed entirely therein. The prevailing party in any dispute over this Agreement shall be awarded his or its reasonable attorneys’ fees.

You acknowledge and agree the Company has advised you in writing with legal counsel of your own choosing and at your own expenses with respect to the terms of this Agreement before signing it.

Please timely return an executed copy of this employment package. If we have not received the signed documents by March 30, 2022 (or we have agreed in writing to extend your offer of employment to another date in the future), this offer will become null and void.

/s/ David Klein	3/24/22

Canopy Growth USA, LLC	Dated

I have had sufficient time to review this Agreement and have been advised to review it with a lawyer. If I did not do so, it is because I understood the terms of the Employer’s offer and did not feel that I needed legal advice. I understand and accept the terms of this Agreement and am signing it voluntarily.

Accepted this 29th day of March, 2022.

/s/ Judy Hong
Judy Hong

SCHEDULE “A”

INTELLECTUAL PROPERTY AND

CONFIDENTIAL INFORMATION AGREEMENT

This Intellectual Property and Confidential Information Agreement (the “Agreement”) is entered into between Canopy Growth Corp. (the “Company”) and Judy Hong (the “Employee”).

WHEREAS, the Company is offering the Employee either (a) new employment or (b) continued employment and a signing bonus, all of which are deemed as consideration for signing this Agreement and further that the Company has an interest in protecting its confidential information and other proprietary information and related rights;

AND WHEREAS, the Employee recognizes the importance of protecting the Company’s confidential information and other proprietary information and related rights is a fundamental term of the Employee’s employment;

NOW THEREFORE, in consideration of the Company hiring, promoting or continuing to employ the Employee and/or for other good and valuable consideration, including the signing bonus (the receipt and sufficiency of which are hereby acknowledged by the parties), the Employee and the Company hereby agree as follows:

1.	Definitions

“Confidential Information” means all of the materials and information (whether or not reduced to writing and whether or not patentable or protected by copyright) provided by the Company to the Employee, or which is received by or otherwise available to the Employee during the course of the Employee’s employment, including, without limitation the following:

•

information regarding the Company’s business operations, Developments (as defined below), methods and practices, recruiting and training policies, including marketing strategies, product plans (including unannounced products), product pricing, margins, hourly rates, per diems and information regarding the financial affairs of the Company;

•

customer lists, quotations or proposals given to customers, requirements of specific customers, and the names of the suppliers to the Company and the nature of the Company’s relationships with these clients and suppliers;

•

information regarding the business operations, methods and practices, including marketing strategies, product plans (including unannounced products), product pricing, margins, hourly rates and financial affairs of the Company’s stakeholders;

•

technical and business information of or regarding the clients, customers or stakeholders of the Company, obtained in order to enable or assist the Company in providing such clients, customers or stakeholders with products and services, including information regarding the business operations, methods and practices and product plans of such clients, customers or stakeholders;

•	any other trade secret or confidential or proprietary information received by the Company from third parties and in the possession or control of the Company; and

•

any other materials or information related to the Company’s business which are not generally known to others, regardless of whether such information is in paper or electronic format or any other format, including, without limitation, any other confidential information of the Company or its clients described or referenced in the employment agreement between the Company and the Employee;

provided that, Confidential Information shall not include information which the Employee can establish:

a)	is generally known to the public at the time of disclosure to or receipt or access by the Employee;

b)	becomes generally available to the public through no fault of the Employee, as of the date of its becoming part of the public knowledge; or

c)

is required to be disclosed by any law, regulation, governmental body, or authority or by court Order provided that before disclosure is made, notice of the requirement is provided to the Company, and to the extent possible in the circumstances, the Company is afforded an opportunity to dispute the requirement.

The absence of any notice indicating confidentiality on any material will not imply that same is not Confidential Information.

“Intellectual Property Rights” means all past, present and future trade secret rights, patent rights, copyrights, moral rights, design rights, database rights, rights in know-how, and all other proprietary rights of any kind or nature in any jurisdiction throughout the world, including the right to sue for past, present, and future infringement thereof and the right to collect royalties with respect thereto.

“Developments” means ideas, concepts, methods, inventions, know-how, works of authorship (including, without limitation, all software code (in source and object code form), algorithms, photographs, graphic works, compositions, products, designs, sketches, graphs, drawings, and audio visual works), utility models, templates, documentation, specifications, compilations, data, databases and related technologies, discoveries, processes, developments, techniques, formulae, improvements, systems, structures, compositions, devices, and all other technology of any kind or nature.

2.	Non-Disclosure of Confidential Information

At all times during and subsequent to the termination of the Employee’s employment, the Employee shall keep in strictest confidence and trust the Confidential Information, the Employee shall take all necessary precautions against unauthorized disclosure of the Confidential Information, and the Employee shall not directly or indirectly disclose, gain or allow access to, transmit or transfer the Confidential Information to a third party, nor shall the Employee copy or reproduce the Confidential Information except for the benefit of the Company as reasonably required for the Employee to perform the Employee’s duties for the Company.

Notwithstanding the foregoing, or any contrary provision herein, pursuant to the Defend Trade Secrets Act of 2016, the Employee will not have criminal or civil liability to the Company under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if the Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Employee may disclose the trade secret to the Employee’s attorney and may use the trade secret information in the court proceeding, if the Employee (X) files any document containing the trade secret under seal and (Y) does not disclose the trade secret, except pursuant to court order.

3.	Restricted Use of Confidential Information

At all times during and subsequent to the termination or cessation of the Employee’s employment, the Employee shall not use the Confidential Information in any manner except for the benefit of the Company as reasonably required for the Employee to perform the Employee’s duties for the Company.

Upon the request of the Company and in any event upon the termination or cessation of the Employee’s employment, the Employee shall immediately return to the Company all materials, including all copies in whatever form, containing the Confidential Information which are in the Employee’s possession or under the Employee’s control.

4.	Developments

a. Assignment of Developments. The Employee hereby assigns, and agrees to assign in the future, to the Company all of the Employee’s right, title and interest in and to any and all Developments (including all Intellectual Property Rights therein) conceived, made, invented, developed, or reduced to practice by the Employee, either alone or jointly with others, during the Employee’s employment with the Company, except as provided below. The Employee recognizes and understands that this Agreement does not require assignment of any Developments that the Employee develops entirely on the Employee’s own time without using any of the Company’s equipment, supplies, facilities, or trade secret information, except for Developments that either: (i) relate at the time of conception or reduction to practice of the Development to the Company’s business, or actual or demonstrably anticipated research or development of the Company; (ii) result from any work performed by the Employee for the Company; or (iii) that were developed using the Company’s property. Any Developments assigned to the Company under this Section shall be referred to as the “Company Developments.” The Employee acknowledges and agrees that the Employee shall not acquire any right, title or interest in or to the Confidential Information or Company Developments.

b. Disclosure of Developments. The Employee agrees to make full disclosure to the Company of each Development promptly after its creation.

c. Works Made for Hire. The Employee acknowledges that all original works of authorship which are made by the Employee (solely or jointly with others) within the scope of the Employee’s employment with the Company and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).

d. Unassignable Developments. If any of the Company Developments or Intellectual Property Rights therein, including moral rights, cannot (as a matter of law) be assigned to the Company, then (i) the Employee unconditionally and irrevocably waives the enforcement of such rights and all claims and causes of action of any kind against the Company with respect to such rights, and (ii) to the extent the Employee cannot (as a matter of law) make such waiver, the Employee unconditionally grants to the Company an exclusive, perpetual, irrevocable, worldwide, fully-paid and royalty-free license, with the right to sublicense through multiple levels of sublicensees, under any and all such rights to (a) to reproduce, create derivative works of, distribute, publicly perform, publicly display, and otherwise use the Company Developments in any medium or format, whether now known or hereafter discovered, (b) to use, make, have made, sell, offer to sell, import, and otherwise exploit any product or service based on, embodying, incorporating, or derived from the Company Developments, and (c) to exercise any and all other present or future rights in the Company Developments without any restriction.

e. Prior Developments. The Employee has set forth on Appendix “A” (Previous Developments) attached hereto a complete list of all Developments that the Employee has, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of the Employee’s employment with the Company, that the Employee considers to be the Employee’s own property or the property of third parties, and that the Employee wishes to have excluded from the scope of this Agreement (collectively referred to as “Prior Developments”). If disclosure of any such Prior Development would cause the Employee to violate any prior confidentiality agreement, the Employee understands that he/she is not to list such Prior Developments in Exhibit “A” but is only to disclose a cursory name for each such Development, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such Developments has not been made for that reason. If no such disclosure is attached, the Employee represents that there are no Prior Developments. If, in the course of the Employee’s engagement by or with the Company, the Employee incorporates a Prior Development into an the Company product, process, service, software, or machine, the Company is hereby granted and shall have a nonexclusive, perpetual, irrevocable, worldwide, fully-paid and royalty-free license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Development. Notwithstanding the foregoing, the Employee agrees that he/she will not incorporate, or permit to be incorporated, Prior Developments in any the Company Developments without the Company’s prior written consent.

f. Assistance. The Employee will assist the Company in perfecting and enforcing the Company Developments. The Employee further agrees to cooperate fully with and assist the Company at all times during and subsequent to the Employee’s employment in perfecting and enforcing the Company Developments. To that end, the Employee will execute, verify, and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request in connection with applying for, obtaining, perfecting, evidencing, sustaining and enforcing the Intellectual Property Rights in the Company Developments. The Employee will assist the Company in defending against any claim, action or dispute alleging that any the Company Development infringes upon any third party’s Intellectual Property Rights. In addition, the Employee will execute, verify and deliver assignments of the Company Developments and Intellectual Property Rights therein to the Company or its designee. In the event the Company is unable for any reason, after reasonable effort, to secure the Employee’s signature on any document needed in connection with the actions specified in this Section, the Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Employee’s agent and attorney-in-fact, which appointment is coupled with an interest, to act for and on the Employee’s behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Section with the same legal force and effect as if executed by the Employee The Employee agrees that the obligations in this subparagraph 4(f) shall continue beyond the termination of the Employee’s employment with respect to Developments created during the Employee’s employment.

The Employee acknowledges that the Company shall alone have the right to apply for, prosecute, defend and obtain Letters Patent of invention, copyright registration, industrial design registration in any and all counties of the world with respect to any such invention, discovery, development or improvement, copyright material or industrial design included among the Company Developments.

The expense of applying for and obtaining the Letters Patent, copyright registration and industrial design registration referred to in this Agreement shall be borne entirely by the Company.

5.	No Conflicting Obligations

The Employee acknowledges and represents to the Company that the Employee’s performance during the period of the Employee’s employment shall not breach any agreement or other obligation to keep confidential the proprietary information of any prior employer or client of the Employee or any other third party. The Employee further acknowledges and represents that the Employee is not bound by any agreement or obligation with any third party that conflicts with any of the Employee’s obligations under this Agreement.

The Employee represents and agrees that the Employee will not bring to the Company and shall not use in the performance of the Employee’s work with the Company, any trade secrets, confidential information and other proprietary information of any prior employer or client of the Employee or any other third party. The Employee represents and agrees that in the Employee’s work for the Company (including, without limitation, in developing, creating, or authoring Developments) the Employee will not knowingly infringe the intellectual property rights, including copyright, of any third party.

6.	Enforcement

The Employee acknowledges and agrees that damages may not be an adequate remedy to compensate the Company for any breach of the Employee’s obligations contained in this Agreement, and accordingly the Employee agrees that in addition to any and all other remedies available to it, the Company shall be entitled to seek relief by way of a temporary or permanent injunction to enforce the obligations contained in this Agreement. Such relief shall be in addition to and not in lieu of any other remedies available the Company at law or in equity.

7.	Returning the Company Documents

The Employee agrees that upon the termination of the Employee’s employment the Employee will deliver to the Company (and will not keep in the Employee’s possession or deliver to anyone else) any and all Confidential Information and proprietary information including, without limitation, devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to the Company, together with any third party information received by the Employee. In the event of the termination of the Employee’s employment, the Employee agrees to sign and deliver to the Company the “Termination Certificate” attached hereto as Appendix “B”. Notwithstanding the foregoing, the Employee shall be entitled to keep personal copies of (i) the Employee’s compensation records, (ii) this Agreement, and (iii) the Employee’s letter of offer.

8.	General

This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts executed and to be performed entirely therein and any action shall be brought in a court of competent jurisdiction in the state of New York.

If any provision of this Agreement is wholly or partially unenforceable for any reason, such unenforceable provision or part thereof shall be deemed to be omitted from this Agreement without in any way invalidating or impairing the other provisions of this Agreement.

The obligations herein may not be changed or modified, released or terminated, in whole or in part, except in writing signed by the CEO of the Company and the Employee.

This Agreement supersedes all previous agreements, if any, between the Company and the Employee with respect to the subject matter of this Agreement. The Employee agrees, however, that this Agreement does not purport to set forth all of the terms and conditions of the Employee’s employment and the Employee has other obligations to the Company that are not set forth in this Agreement. Furthermore, in no event does this Agreement modify the “at will” nature of the Employee’s employment with the Company.

The rights and obligations under this Agreement shall survive the termination of the Employee’s employment and shall ensure to the benefit of and shall be binding upon (i) the Employee’s heirs and personal representatives; (ii) the successors and assigns of the Employee; and (iii) the successors and assigns of the Company.

THE EMPLOYEE HAS READ THIS AGREEMENT, UNDERSTANDS IT, HAS HAD THE OPPORTUNITY TO OBTAIN INDEPENDENT LEGAL ADVICE IN RESPECT OF IT, AND AGREES TO ITS TERMS.

The Employee acknowledges having received a fully executed copy of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the 29th day of March, 2022.

SIGNED, SEALED AND DELIVERED in the presence of:	) ) )
	)	/s/ Judy Hong
Witness	) )	Judy Hong

Canopy Growth Corp.

By:	/s/ David Klein
David Klein
Chief Executive Officer

APPENDIX “A”

TO INTELLECTUAL PROPERTY AND CONFIDENTIAL INFORMATION AGREEMENT

PREVIOUS DEVELOPMENTS

The following is complete list of all Developments that I have conceived, developed, or reduced to practice prior to the commencement of my engagement by or with the Company that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement.

☐	No inventions

☐	See below:

Dated:
March 29, 2022

Signature:

/s/ Judy Hong
Judy Hong

APPENDIX “B”

TO INTELLECTUAL PROPERTY AND CONFIDENTIAL INFORMATION AGREEMENT

Termination Certificate

To:	Canopy Growth Corp. ( the “Company”)

Re: Intellectual Property and Confidential Information Agreement (the “Agreement”) between the Company and the undersigned employee.

This is to certify that I do not have in my possession, nor have I failed to return, nor have a transferred to any third party, any confidential or proprietary information belonging to the Company, its subsidiaries, affiliates, successors, assigns, clients, customers or stakeholders, including without limitation, devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items. I further certify that I have complied with all the terms of the Agreement signed by me, including the reporting of any Developments, inventions and original works of authorship (as defined therein), conceived or made by me (solely or jointly with others) covered by that Agreement.

I further agree that, in compliance with the Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its clients, customers or stakeholders, subject to the limited exceptions provided pursuant to the Defend Trade Secrets Act of 2016 specified in the Agreement.

Date:

Signed:
Judy Hong